EXECUTION COPY

Form of Letter Agreement

To:

Miller Investment Trust

The Wellesley Office Park

20 William Street

Wellesley, Massachusetts  02481

Dear Board Members:

You have engaged us to act as the investment adviser to the Miller Convertible Fund (the “Fund”) pursuant to a Management Agreement dated as of December 21, 2007 (the “Agreement”).

Effective March 1, 2012 through February 28, 2013, we hereby contractually agree to waive management fees and pay or reimburse all expenses of the Class NF shares of the Fund (excluding brokerage fees and commissions, borrowing costs such as (a) interest and (b) dividends on securities sold short, taxes, indirect expenses incurred by the underlying funds in which the Fund invests, and extraordinary expenses).  Class NF fee waivers and reimbursements are not subject to recoupment from the Fund.  This agreement may be terminated only by the Fund's Board of Trustees, on 60 days written notice to you.

Very truly yours, WELLESLEY INVESTMENT ADVISORS, INC. By: Name: Greg Miller Title: CEO

Acceptance

The foregoing Agreement is hereby accepted.

MILLER INVESTMENT TRUST By: